                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  ACE Limited
                (Name of Registrant as Specified In Its Charter)

                                  ACE Limited
                   (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transactions applies:

     2) Aggregate number of securities to which transactions applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

     4) Proposed maximum aggregate value of transaction:

     5) Total Fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

LOGO

                       NOTICE OF ANNUAL GENERAL MEETING

                                                               23 December 1997
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

  The Annual General Meeting of ACE Limited (the "Company") will be held on Friday, 6 February 1998, at 9:00 a.m. at the Princess Hotel, Pembroke, Bermuda, for the following purposes:

  1. To elect one director to hold office until 2000 and six directors to hold office until 2001;

  2. To consider and vote upon a special resolution (which is attached as Exhibit A to the accompanying Proxy Statement) to amend Article Six of the Company's Memorandum of Association and Article 4(a) of the Company's Amended and Restated Articles of Association (the "Articles") to decrease the Company's authorized share capital to U.S.$22,500,000, divided into 300,000,000 Ordinary Shares, par value of U.S.$0.041666667 per share, and 10,000,000 other Shares, par value of U.S.$1.00 per share, and to effect a three-for-one stock split of the Company's Ordinary Shares,

  3. To consider and vote upon a special resolution (which is attached as Exhibit B to the accompanying Proxy Statement) to amend Article 33 of the Company's Articles to clarify the setting of record dates in respect of shareholder meetings and payments of dividends.

  4. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending 30 September 1998; and

  5. To transact such other further business, if any, as lawfully may be brought before the meeting.

  Only shareholders of record, as shown by the transfer books of the Company, at the close of business on 13 December 1997 are entitled to notice of, and to vote at, the Annual General Meeting.

  PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Brian Duperreault,
                                          Chairman, President and Chief
                                          Executive Officer

                                  ACE LIMITED
                               THE ACE BUILDING
                             30 WOODBOURNE AVENUE
                            HAMILTON HM 08 BERMUDA

                               23 DECEMBER 1997

                                PROXY STATEMENT

  The Board of Directors of ACE Limited (the "Company") is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 9:00 a.m. on Friday, 6 February 1998, at the Princess Hotel, 76 Pitts Bay Road, Pembroke, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the "Notice of Annual General Meeting" attached hereto.

  Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

  Shareholders of record as of the close of business on 13 December 1997 will be entitled to vote at the meeting. As of the close of business on 13 December 1997, there were outstanding 54,519,540 Ordinary Shares of the Company entitled to vote at the meeting, with each Ordinary Share entitling the holder of record on such date to one vote (except that if, and so long as, the Controlled Shares (defined generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person constitute 10% or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Company's Amended and Restated Articles of Association (the "Articles").

  The election of each nominee for director and the ratification of the appointment of Coopers & Lybrand L.L.P. require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at the Annual General Meeting). The proposal (the "Stock Split Proposal") to amend the Company's Memorandum of Association (the "Memorandum") and the Articles to decrease the Company's authorized share capital and to effect a three-for-one stock split of the Company's Ordinary Shares and the proposal (the "Record Date Proposal") to amend the Company's Articles to clarify the setting of record dates in respect of shareholder meetings and payments of dividends require the affirmative vote of the holders of not less than two-thirds of the Ordinary Shares entitled to vote thereon. The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum but will have the effect of a vote against such proposal. "Broker non-votes" will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, "broker non-votes" will have no effect on the outcome of the proposals to elect directors or ratify the appointment of the Company's independent accountants; "broker non-votes" will have the effect of a vote against the proposals to amend the Company's Memorandum and Articles.

  A copy of the Company's Annual Report to Shareholders for the fiscal year ended 30 September 1997 accompanies this Proxy Statement.

  This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about 24 December 1997.

  Other than the approval of the minutes of the 1997 Annual General Meeting, the Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the attached Notice of Annual General Meeting. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

                             ELECTION OF DIRECTORS
                            (ITEM A ON PROXY CARD)

  The Company's Articles provide that the Company's Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. The Company's Articles provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting. The Board of Directors has set the number of directors at 16.

  The Executive Committee of the Company's Board of Directors has nominated Thomas J. Neff for election as a director of the Company to serve a two-year term to expire at the Annual General Meeting in 2000 and until his successor shall have been elected and shall have qualified. The Executive Committee of the Company's Board of Directors has also nominated Brian Duperreault, Robert
M. Hernandez, Peter Menikoff, Glen M. Renfrew, Robert Ripp and Dermot F. Smurfit for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2001 and until their respective successors shall have been elected and shall have qualified. Each of these individuals is currently serving as a director of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

  It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

  Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

NOMINEE FOR ELECTION TO TERM EXPIRING IN 2000

  Thomas J. Neff, age 60, has been a director of the Company since May 1997. Mr. Neff has been with Spencer Stuart & Associates, N.A. ("Spencer Stuart") (executive search) since 1976 serving as President of Spencer Stuart from 1979 to 1996. Since 1996, Mr. Neff has served as chairman of Spencer Stuart U.S. Mr. Neff is a director of various mutual funds managed by Lord, Abbett & Co.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2001

  Brian Duperreault, age 50, has been a director and Chairman, President and Chief Executive Officer of the Company since October 1994. Prior to joining the Company, Mr. Duperreault had been employed with American International Group Inc. ("AIG") (insurance) since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc., a subsidiary of AIG, from April 1994 to September 1994. Mr. Duperreault was President of American International Underwriters Inc. from 1991 to April 1994, and chief executive officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault serves as director of the Bank of N.T. Butterfield (Bermuda).

  Robert M. Hernandez, age 53, has been a director of the Company since September 1985. Mr. Hernandez has served as Vice Chairman and Chief Financial Officer of USX Corporation ("USX") (a diversified company) since December 1994, as Executive Vice President--Accounting & Finance and Chief Financial Officer of USX from November 1991 until November 1994 and as Senior Vice President--Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez is a director and chairman of RMI Titanium Company; a director of Marinette Marine Corporation, Transtar, Inc. and USX; a trustee of the Compass Capital Funds; a member of the boards of trustees of the Allegheny Health, Education and Research Foundation and of Allegheny General Hospital; a director of the Pennsylvania Chamber of Business and Industry; and a member of the Pennsylvania Business Roundtable.

  Peter Menikoff, age 56, has been a director of the Company since January 1986. Mr. Menikoff has served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) since April 1997. Previously, Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Resources Corporation (energy) since June 1995. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991. Mr. Menikoff is a director of CONEMSCO, Inc.

  Glen M. Renfrew, age 69, has been a director of the Company since August 1993. Mr. Renfrew retired as Managing Director and Chief Executive Officer of Reuters Holdings plc (communications) in March 1991, having served in such capacity since 1981. Mr. Renfrew is a director of Shorewood (Bermuda) Ltd., Lolla Ltd. and Bluesurf Ltd.

  Robert Ripp, age 56, has been a director of the Company since December 1989. Mr. Ripp has served as Vice President and Chief Financial Officer of AMP Incorporated (electrical connectors) since July 1994. Mr. Ripp served as Vice President and Treasurer of International Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993. Mr. Ripp is a director of Network Imaging Corp.

  Dermot F. Smurfit, age 53, has been a director of the Company since August 1997. Mr. Smurfit has been Joint Deputy Chairman of Jefferson Smurfit Group plc ("Jefferson Smurfit") (paper, paperboard and packaging) since January 1984, Chairman and Chief Executive of Jefferson Smurfit's continental European operations since 1992 and has held a number of other senior positions with Jefferson Smurfit. Mr. Smurfit is also a member of the Board of the Confederation of European Paper Industries. Mr. Smurfit is a director of Aon Groepe Nederland and of Jefferson Smurfit.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THIS MEETING

 Directors Whose Terms Expire in 1999

  Jeffrey W. Greenberg, age 46, has been a director of the Company since November 1995. Mr. Greenberg has served as Chairman and Chief Executive Officer of Marsh & McLennan Risk Capital Corp. ("MMRC") (insurance), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("Marsh & McLennan") since April 1996 and as a partner of MMRC from October 1995 to April 1996. Mr. Greenberg held various positions with AIG and its affiliates from 1978 through June 1995, having served as Executive Vice President--Domestic Brokerage Group from 1991 through June 1995. Mr. Greenberg is a director of Marsh & McLennan.

  Meryl D. Hartzband, age 43 has been a director of the Company since May 1996. Ms. Hartzband has served as a Managing Director of J.P. Morgan International Capital Corporation (commercial and investment banking), a subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan") since August 1994. From 1982 through August 1994, Ms. Hartzband was employed with J.P. Morgan in various capacities.

  Donald Kramer, age 60 has been a director and Vice Chairman of the Company and President of Tempest Reinsurance Company Limited ("Tempest") since July 1996. Mr. Kramer served as Chairman or Co-Chairman of the Board of Tempest from its formation in September 1993 until July 1996. Tempest was acquired by the Company on 1 July 1996. Prior to the formation of Tempest, he was President of Kramer Capital Corporation (venture capital investments) from March to September 1993, President of Carteret Federal Savings Bank (banking) from August 1991 to March 1993, Chairman of the Board of NAC Re Corporation (reinsurance) from June 1985 to June 1993, Chairman of the Board and Chief Executive Officer of KCP Holding Company (insurance) from July 1986 to August 1991 and of its affiliates, KCC Capital Managers (insurance investments) and Kramer Capital Consultants, Inc. (insurance investments), as well as Chairman of the Board of its subsidiary, National American Insurance Company of California (insurance) from September 1988 to August 1991. Mr. Kramer is a director of National Benefit Life Insurance Company of New York City, a subsidiary of the Travelers Group, and Chairman of the Board of the Brooklyn College Foundation.

  Walter A. Scott, age 60, has been a director of the Company since September 1989. Mr. Scott served as a consultant to the Company from October 1994 until September 1996. Mr. Scott served as Chairman, President and Chief Executive Officer of the Company from March 1991 until his retirement in September 1994 and as President and Chief Executive Officer from September 1989 to March 1991. Mr. Scott is a director of Overseas Partners Limited, Pearman and Watlington Limited and SCUUL Limited. Mr. Scott is also a trustee of Lafayette College.

  Sidney F. Wentz, age 65, has been a director of the Company since May 1993. Mr. Wentz has served as the Chairman of the Board of Trustees of The Robert Wood Johnson Foundation (charitable foundation) since 1989. From February 1987 until July 1988, Mr. Wentz served as Chairman and Chief Executive Officer of Crum & Forster, Inc. (insurance). Mr. Wentz is a director of Castle Energy Corporation and a trustee of Drew University.

 Directors Whose Terms Expire in 2000

  Michael G. Atieh, age 44, has been a director of the Company since September 1991. Mr. Atieh has served as Senior Vice President--Sales of Merck-Medco Managed Care, L.L.C. (managed health care), an indirect wholly owned subsidiary of Merck & Co., Inc. ("Merck") (pharmaceuticals) since April 1994, as Vice President--Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993. Mr. Atieh is a director of Medco Containment Services, Inc.

  Bruce L. Crockett, age 53, has been a director of the Company since May 1995. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation ("COMSAT") (information services) from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. Mr. Crockett was an employee of COMSAT since 1980 and held various operational and financial positions including Vice President and Chief Financial Officer. Mr. Crockett is a director of Eagle Eye Technologies, Inc., GlobalTel Resources, Inc. International Business Network for World Commerce & Industry, Ltd. and INROADS, Inc. and a director or trustee of funds of AIM Management Group, Inc. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester.

  Robert W. Staley, age 62, has been a director of the Company since January 1986. Mr. Staley has been employed with Emerson Electric Co. ("Emerson") (electric equipment) since 1975, serving as Vice Chairman of Emerson since November 1988. Mr. Staley is a director of Emerson.

  Gary M. Stuart, age 57, has been a director of the Company since March 1988. Mr. Stuart has served as Vice President and Treasurer of Union Pacific Corporation (transportation) since January 1990.

  There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the year ended 30 September 1997, there were five meetings of the Board of Directors (including regularly scheduled and special meetings). All incumbent directors attended at least 75% of the aggregate of such meetings and of the meetings held by all committees of the Board of which they were a member (or of such meetings during such directors' tenure on the Board of Directors).

  The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Finance Committee.

 Audit Committee

  The Audit Committee is composed entirely of non-management directors and reviews the adequacy and effectiveness of the Company's external auditors and their audit report. The Audit Committee is comprised of Sidney F. Wentz (Chairman), Bruce L. Crockett, Meryl D. Hartzband, Thomas J. Neff and Glen M. Renfrew. The Audit Committee held four meetings during the year ended 30 September 1997.

 Compensation Committee

  The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is comprised of Bruce L. Crockett (Chairman), Jeffrey W. Greenberg, Robert M. Hernandez, Thomas J. Neff and Sidney F. Wentz. The Compensation Committee held four meetings during the year ended 30 September 1997.

 Executive Committee

  Except as expressly limited by applicable law, the Company's Memorandum or Articles or by the Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors. The Executive Committee also has responsibility for nominating directors. The Executive Committee will consider a shareholder's suggestion for candidates if mailed to: Secretary, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda. Any such suggestion with respect to directors to be elected at the Annual General Meeting to be held in 1999 must be received not later than 8 December 1998 and must comply with Article 40 of the Company's Articles. The Executive Committee is comprised of Robert M. Hernandez (Chairman), Brian Duperreault, Jeffrey W. Greenberg, Donald Kramer and Robert W. Staley. The Executive Committee held four meetings during the year ended 30 September 1997.

 Finance Committee

  The Finance Committee is responsible for recommending asset allocations to the Board of Directors, approving the guidelines which provide standards to ensure portfolio liquidity and safety, and approving investment managers and custodians for portfolio assets. The Finance Committee is comprised of Peter Menikoff (Chairman), Michael G. Atieh, Robert Ripp, Walter A. Scott, Dermot F. Smurfit and Gary M. Stuart. The Finance Committee held four meetings during the year ended 30 September 1997.

DIRECTOR COMPENSATION

  Pursuant to the Company's 1995 Outside Directors Plan, non-management directors of the Company are awarded an annual "retainer award" in the form of Ordinary Shares having a fair market value of $25,000 (or a pro rata portion thereof for less than full years of service). The annual retainer will increase to $35,000 in February 1998. The retainer award is made as of the date of the Company's annual general meeting, and the fair market value of the Ordinary Shares is determined as of that date. The value of any fractional share is generally distributed in cash. Directors vest in the retainer award shares as of the day immediately preceding the next annual general meeting. All retainer award shares become fully vested upon a "change in control" of the Company (as defined in the plan), or if the director ceases service as a director because of death or disability. If a director ceases service as a director for any other reason, all unvested retainer award shares are forfeited.

  In addition, each director who serves as the chairman of any committee of the Board during any plan year quarter is awarded a "committee chairman award" as of the first business day of the next following plan quarter (generally ninety-day periods following the annual general meeting), which award is the number of Ordinary Shares having a fair market value, determined as of such date, of $1,250 per quarter. All shares awarded as a committee chairman award are fully vested at the time of award. In addition, a director may elect to receive his committee chairman award in cash.

  Directors are also paid $3,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors. Directors are also reimbursed for their reasonable expenses in connection with Board service.

  A director may elect to defer the receipt of Ordinary Shares or cash otherwise payable.

CERTAIN BUSINESS RELATIONSHIPS

  Certain shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain directors, have purchased insurance from the Company on terms the Company believes were no more favorable to these insureds than those made available to other customers.

  The Company and its subsidiaries pay to affiliates of Marsh & McLennan normal and customary commissions for brokerage activities performed in connection with the placing of insurance. William M. Mercer, Incorporated ("Mercer"), an employee benefits consulting firm and a wholly owned subsidiary of Marsh & McLennan, advises the Compensation Committee of the Company's Board of Directors and receives customary fees in connection therewith.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During the year ended 30 September 1997, (i) as a result of a clerical error by the Company, Peter Menikoff was late in reporting an acquisition of Ordinary Shares, (ii) Keith P. White was late in reporting the acquisition through marriage of indirect beneficial ownership of certain Ordinary Shares that his wife had acquired prior to their marriage, (iii) as a result of a clerical error by the Company, Christopher Z. Marshall was late in reporting the full number of Ordinary Shares that he acquired in settlement of certain stock appreciation rights and (iv) as a result of a clerical error by the Company, Michael G. Atieh, Bruce L. Crockett, Robert M. Hernandez, Peter Menikoff, Robert Ripp, Gary M. Stuart and Andrew J. Markey (a former director whose term of office ended in February 1997) were late in reporting two dividend accruals (amounting in the aggregate to less than four Ordinary Shares per director) that were credited to their stock accounts with respect to Ordinary Shares of which they elected to defer receipt under the ACE Limited 1995 Outside Directors Plan. All such transactions have now been reported.

                    BENEFICIAL OWNERSHIP OF ORDINARY SHARES

DIRECTORS AND OFFICERS

  The following tables set forth information, as of 10 December 1997, with respect to the beneficial ownership of Ordinary Shares by Brian Duperreault, the Company's Chairman, President and Chief Executive Officer (the Company's "CEO"), the Company's other four most highly compensated executive officers (the "Named Executive Officers"), each of the Company's directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares under the column "Ordinary Shares Beneficially Owned." The Ordinary Shares owned by each director and each executive officer constitute less than one percent of the outstanding Ordinary Shares. The Ordinary Shares owned by all directors and executive officers as a group constitute approximately 2.2% of the outstanding Ordinary Shares.

                                                            ORDINARY
                                                 ORDINARY    SHARES
                                                  SHARES     SUBJECT  RESTRICTED
                                               BENEFICIALLY    TO      ORDINARY
      NAME OF BENEFICIAL OWNER                    OWNED     OPTION(1) SHARES(2)
      ------------------------                 ------------ --------- ----------
      Brian Duperreault......................     64,004     120,000   106,667
      Donald Kramer..........................     33,666     329,243     6,150
      Dominic J. Frederico...................      1,268      16,666     7,900
      William J. Loschert (3)................     42,381      75,666     4,917
      Christopher Z. Marshall................     30,247      67,658     4,900
      Michael G. Atieh (3)...................      1,632         --        419
      Bruce L. Crockett (3)..................      1,449         --        419
      Jeffrey W. Greenberg (4)...............      7,018         --        419
      Meryl D. Hartzband (4).................        --          --        --
      Robert M. Hernandez (3)................      6,181         --        419
      Thomas J. Neff.........................        503         --        303
      Peter Menikoff (3).....................      4,279         --        419
      Glen M. Renfrew........................      1,381         --        419
      Robert Ripp (3)........................      2,132         --        419
      Walter A. Scott (3)....................     74,168      48,333       419
      Dermot F. Smurfit......................        --          --        147
      Robert W. Staley (4)...................      2,118         --        419
      Gary M. Stuart (3).....................      1,332         --        419
      Sidney F. Wentz (5)....................      3,263         --        419
      All directors and executive officers as
       a group
       (23 individuals)......................    307,624     754,114   144,591

--------
(1) Represents Ordinary Shares which the reporting person has the right to acquire within 60 days of 10 December 1997 pursuant to options.
(2) The reporting person has the right to vote (but not dispose of) the Ordinary Shares listed under "Restricted Ordinary Shares."
(3) The amounts included under "Ordinary Shares Beneficially Owned" and "Restricted Ordinary Shares" include certain Ordinary Shares for which the reporting person has elected to defer receipt. The reporting person has the right to dispose of (but not to vote) such Ordinary Shares.
(4) Ms. Hartzband and Messrs. Greenberg and Staley serve as officers or are otherwise affiliated with significant shareholders of the Company. The number of Ordinary Shares beneficially owned by such shareholders is set forth below.
(5) Includes 2,000 Ordinary Shares owned by Mr. Wentz's wife.

  Each of the Company's directors named below is an officer of or otherwise affiliated with a significant shareholder of the Company. The following table sets forth the name of each such director, the name of the affiliated shareholder (or the ultimate parent of such shareholder) and the number of
Ordinary Shares beneficially owned as of    December 1997, by such shareholder
(or the ultimate parent of such shareholder).

                                                                        PERCENT
                                                              NUMBER OF    OF
                                                              ORDINARY  ORDINARY
NAME                               NAME OF SHAREHOLDER         SHARES    SHARES
----                               -------------------        --------- --------
Jeffrey W. Greenberg........ Marsh & McLennan Companies, Inc. 1,263,371   2.3%
Meryl D. Hartzband.......... J. P. Morgan & Co. Incorporated  1,068,340   2.0
Robert W. Staley............ Emerson Electric Co.               207,272    *

--------
*  Represents less than one percent of the outstanding Ordinary Shares.

OTHER BENEFICIAL OWNERS

  The following table sets forth information regarding each person known by the Company (including corporate groups) to own of record or beneficially own more than five percent of the Company's outstanding Ordinary Shares as of the dates indicated below.

                                                            NUMBER OF
                                                              SHARES    PERCENT
                                                           BENEFICIALLY   OF
 NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNED      CLASS
 ------------------------------------                      ------------ -------
Oppenheimer Group, Inc (1)................................  9,879,084    18.1%
 Oppenheimer Tower
 World Financial Center
 New York, New York 10281
American Express Financial Corporation (2)................  4,319,323     7.9
 IDS Tower--10
 Minneapolis, Minnesota 55440-0010
Wellington Management Company (3).........................  3,997,225     7.3
 75 State Street
 Boston, Massachusetts 02109
State Street Bank & Trust Company (4).....................  3,246,300     5.6
 225 Franklin Street
 Boston, Massachusetts 02110
T. Rowe Price Associates Inc. (5).........................  2,760,850     5.1
 100 E Prett St.
 Baltimore, Maryland 21202

--------
(1) Based upon information contained in a Schedule 13G filed by Oppenheimer Group, Inc. ("Oppenheimer") and upon information obtained from Oppenheimer as of 30 November 1997. According to such Schedule 13G, Oppenheimer is a holding company which owns directly or indirectly the managing general partner of Oppenheimer Capital. Such managing general partner, which is a registered investment advisor, and persons to whom it has delegated the authority, have the power on behalf of Oppenheimer Capital to direct the use of dividends or proceeds of sale of the Ordinary Shares reported as beneficially owned by Oppenheimer.
(2) Based upon information contained in a Form 13F filed with respect to the quarter ended 30 September 1997 and information provided by American Express Financial Corporation as of 1 December 1997.
(3) According to information provided by Wellington Management Company, LLP ("WMC"), WMC is an investment adviser registered with the Securities and Exchange Commission (the "Commission") under the Investment Advisers Act of 1940, as amended (the "Advisors Act"). As of 30 September 1997, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 4,129,000 Ordinary Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. WMC had shared voting power with respect to 2,634,655 Ordinary Shares and shared dispositive power with respect to 4,001,290 Ordinary Shares.

(4) Based upon information obtained from State Street Bank and Trust Company as of 4 December 1997. State Street Research and Management ("State Street"), a subsidiary of State Street Bank and Trust Company, is an investment advisor registered with the Commission under the Advisors Act. The Ordinary Shares reported above were owed by various investment advisory clients of State Street, none of which is known to have such interest with respect to more than five percent of the class. State Street disclaims any beneficial interest in the reported Ordinary Shares.
(5) Based upon information obtained from T. Rowe Price Associates Inc. as of 30 November 1997. All such Ordinary Shares are held in investment advisory accounts managed by T. Rowe Price Associates Inc.

  Other than as disclosed above, there are no persons who own of record, or are known by the Company to beneficially own, as of 10 December 1997, more than five percent of the Company's outstanding Ordinary Shares.

                            EXECUTIVE COMPENSATION

  The following table sets forth, in summary form, compensation earned by the Company's CEO and by the Named Executive Officers of the Company for the periods presented.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION                 AWARDS
                                 ----------------------------------- ------------------------
                                                                                   SECURITIES
                                                                      RESTRICTED   UNDERLYING
        NAME AND          FISCAL                      OTHER ANNUAL      STOCK       OPTIONS/     ALL OTHER
 PRINCIPAL POSITION(1)     YEAR   SALARY   BONUS(2)  COMPENSATION(3)  AWARDS(4)     SARS(#)   COMPENSATION(5)
 ---------------------    ------ -------- ---------- --------------- ------------  ---------- ---------------
Brian Duperreault.......   1997  $531,258 $1,200,000    $221,693     $5,400,000(6)   60,000      $259,689
Chairman, President and    1996   468,720    650,000     191,241        585,000(6)   60,000       167,808
 Chief Executive Officer
 of ACE Limited            1995   450,000    400,000     181,949      2,350,000(7)  360,000       127,500
Donald Kramer...........   1997   468,750    475,000       2,750        270,000(6)   20,000       141,563
Vice Chairman of ACE       1996   112,500    337,500         --         146,250(6)   25,000        67,500
 Limited, President of
 Tempest Reinsurance
 Company Limited
                                                                        130,163(8)
Dominic J. Frederico....   1997   310,000    300,000     185,498        540,000(6)   30,000        91,500
President, A.C.E.          1996   267,507    127,500     121,884        117,000(6)   20,000        59,251
 Insurance Co. Ltd.
                                                                         49,725(8)
                           1995   168,381    130,000     102,270              --     30,000        44,757
William J. Loschert.....   1997   326,250    250,000     141,807        270,000(6)   20,000        86,438
Chairman, ACE London       1996   311,250    131,250      53,322        117,000(6)   20,000        66,375
                                                                         51,187(8)
                           1995   281,250    150,000      49,860              --     20,000        64,688
Christopher Z. Marshall.   1997   308,750    225,000       3,473        270,000(6)   20,000        80,063
Chief Financial Officer    1996   286,254    127,500         --         117,000(6)   20,000        62,063
 of ACE Limited
                                                                         49,725(8)
                           1995   256,250    150,000         --               --     20,000        60,938

--------

(1) Mr. Kramer's employment with the Company began on 1 July 1996. With respect to the fiscal year ended September 30, 1996, the salary reported for Mr. Kramer represents Mr. Kramer's salary from 1 July 1996, the date on which Tempest was acquired by the Company, through 30 September 1996 and the bonus reported for Mr. Kramer represents his bonus for the year ended 30 September 1996 which the Company agreed to pay in connection with its acquisition of Tempest. Mr. Frederico's employment with the Company began on 9 January 1995.
(2) Bonuses for the year ended 30 September 1996 for Messrs. Kramer, Loschert, Marshall and Frederico reflect their election to forgo up to 25% of their annual bonus in return for the receipt of restricted Ordinary Shares with a fair market value equal to 115% of the amount of the foregone bonus. See
    Note 8 below.
(3) Other annual compensation for the year ended 30 September 1997 includes commuting and living allowances in respect of Messrs. Duperreault, Frederico and Loschert in the amounts of $188,004, $136,000 and $141,807, respectively; for the year ended 30 September 1996 includes commuting and living allowances in respect of Messrs. Duperreault, Frederico and Loschert in the amounts of $170,004, $96,000 and $41,400, respectively; and for the year ended 30 September 1995 includes commuting and living allowances in respect of Messrs. Duperreault, Frederico and Loschert in the amounts of $170,004, $99,501 and $45,247, respectively.

(4) As of 30 September 1997, the number and value of restricted Ordinary Shares held by each of the above named executive officers was: Mr. Duperreault--106,667 ($10,026,698) , Mr. Kramer--6,150 ($578,101), Mr.
    Frederico--7,900 ($742,601), Mr. Loschert--4,917 ($462,168) and Mr.
    Marshall--4,900 ($460,609). Such values were determined by multiplying the number of shares by $94.00 (the closing price of the Ordinary Shares on the New York Stock Exchange (the "NYSE") on 30 September 1997).
(5) All other compensation with respect to the year ended 30 September 1997 represents contributions by the Company to defined contribution plans on behalf of the named individuals for the above amounts.
(6) The value of the restricted shares awarded to the individuals in respect of the year ended 30 September 1997 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on 12 November 1997 ($90.00), in each case the date of the award. The value of the restricted shares awarded to the individuals in respect of the year ended 30 September 1996 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on (i) with respect to Mr. Duperreault, 4 December 1996 ($59.50) and (ii) with respect to the Named Executive Officers, 14 November 1996 ($58.50), in each case the date of the award. The number of restricted Ordinary Shares awarded to each of the above named executive officers was:

                                                                   FISCAL FISCAL
      NAME                                                          1997   1996
      ----                                                         ------ ------
      Brian Duperreault........................................... 60,000 10,000
      Donald Kramer...............................................  3,000  2,500
      Dominic J. Frederico........................................  6,000  2,000
      William J. Loschert.........................................  3,000  2,000
      Christopher Z. Marshall.....................................  3,000  2,000

  Other than 50,000 of the 60,000 restricted Ordinary Shares awarded to Mr. Duperreault in 1997, the restrictions with respect to one-third of the Ordinary Shares lapse at the end of each of the first, second and third anniversary of the date of the award. With respect to such 50,000 restricted Ordinary Shares, 10,000 restricted Ordinary Shares vest on 12 November 2000, 20,000 restricted Ordinary Shares vest on 12 November 2001 and 20,000 restricted Ordinary Shares vest on 12 November 2002. During the restricted period, the executive officers are entitled to vote the Ordinary Shares and receive dividends.
(7) The value of the restricted shares awarded to Mr. Duperreault during the year ended 30 September 1995 was determined by multiplying the number of shares awarded (100,000) by the closing price of the Ordinary Shares on the NYSE on 9 November 1994 ($23.50), the date of the award. The restrictions with respect to 40,000 shares lapsed on 30 September 1997 and the restrictions with respect 20,000 shares lapsed on 30 September 1996. The restrictions with respect to the remaining 40,000 shares will lapse equally on each of 30 September 1998 and 1999. During the restricted period, Mr. Duperreault is entitled to vote the Ordinary Shares and receive dividends.
(8) In addition to the restricted shares discussed in (6) above, the Company's executive officers, other than Mr. Duperreault, were given the option to elect to forgo up to 25% of their annual bonus in return for the receipt of restricted Ordinary Shares with a fair market value equal to 115% of the amount of the foregone bonus. The value of the restricted shares shown for Messrs. Kramer, Loschert, Marshall and Frederico was determined by multiplying the number of shares acquired in respect of their foregone bonuses by the closing price of the Ordinary Shares on the NYSE on 14 November 1996 ($58.50), the date of acquisition. The restrictions with respect to one-third of the Ordinary Shares lapse at the end of each of the first, second and third anniversary of the date of the award. During the restricted period, the executive officers are entitled to vote the Ordinary Shares and receive dividends.

  The following table sets forth information concerning awards of stock options under the Company's 1995 Long Term Incentive Plan and the Equity Linked Incentive/Stock Appreciation Rights Plan made to the Company's CEO and to the Named Executive Officers during the year ended 30 September 1997. No stock appreciation rights ("SARs") were awarded during the year ended 30 September 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZED
                                      PERCENT OF                                  VALUE AT ASSUMED
                          NUMBER OF  TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                           OPTIONS    AWARDED TO   EXERCISE OR                   PRICE APPRECIATION
                         AWARDED IN  EMPLOYEES IN  BASE PRICE                      FOR OPTION TERM
NAME                     FISCAL 1997  FISCAL 1997    ($/SH)    EXPIRATION DATE  ---------------------
----                     ----------- ------------- ----------- ----------------
           5%                10%
 -----------------------  ---------
Brian Duperreault.......  60,000(1)      5.78%       $59.50     4 December 2006 $2,245,154 $5,689,661
Donald Kramer...........  25,000(1)      2.4          58.50    14 November 2006    919,758  2,330,848
Dominic J Frederico.....  20,000(1)      1.9          58.50    14 November 2006    735,807  1,864,679
William J. Loschert.....  20,000(1)      6.9          58.50    14 November 2006    735,807  1,864,679
                          44,000(2)                   64.00     2 October 2001     606,866  1,306,906
                           9,000(1)                   64.00    31 March 2007       362,243    917,996
Christopher Z. Marshall   20,000(1)      6.5          58.50    14 November 2006    735,807  1,864,679
                          28,000(2)                   64.00     1 October 2001     386,187    831,667
                          12,000(3)                   64.00     1 October 2002     212,184    468,872
                           9,000(1)                   64.00    31 March 2007       362,243    917,996

--------
(1) Options vest one-third on the first, second and third anniversary of the grant.
(2) Two-thirds of the options were vested upon issuance and the remaining options vested on 1 October 1997.
(3) One-third of the options were vested upon issuance, one-third of the options vested on 1 October 1997 and the remaining options vest on 1 October 1998.

  The following table sets forth information concerning the number of SARs exercised and the value received in fiscal 1997, the number of unexercised stock options outstanding at 30 September 1997, and the value of any unexercised in-the-money stock options outstanding at such time, held by the Company's CEO and the Named Executive Officers. There were no exercises of options during the year ended 30 September 1997 by the Company's CEO or any of the Named Executive Officers. There were no SARs outstanding at 30 September 1997.

   SAR EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT 30 SEPTEMBER 1997

                                                                        VALUE OF
                                                  VALUE    NUMBER OF  UNEXERCISED
                                SHARES ACQUIRED REALIZED  UNEXERCISED IN-THE-MONEY
      NAME                      ON EXERCISE (1)    ($)      OPTIONS     OPTIONS
      ----                      --------------- --------- ----------- ------------
      Brian Duperreault.......         --             --    420,000   $27,045,000
      Donald Kramer...........         --             --    345,910    23,882,755
      Dominic J. Frederico....         --             --     50,000     2,588,750
      William J. Loschert.....      44,000      2,055,570   128,000     5,860,000
      Christopher Z. Marshall.      40,000      1,813,170   124,000     5,739,997

--------
(1) During 1997, Mr. Loschert and Mr. Marshall exercised all of their outstanding SARs and used all and a portion, respectively, of the cash proceeds to purchase 37,786 and 28,500 Ordinary Shares, respectively, at a 15% discount to the then market price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board of Directors has responsibility for determining the compensation of the Company's executive officers. None of the members of the Compensation Committee was an officer or employee of the Company.

EMPLOYMENT AGREEMENTS

  The following is intended to be a summary of the terms of the employment agreements entered into between the Company and the executive officers named below.

  The Company has entered into an agreement with Brian Duperreault, pursuant to which he is to serve as Chairman, President and Chief Executive Officer of the Company. The agreement provides for a base salary of $550,000 per year, subject to increase. Effective 1 January 1998, Mr. Duperreault's annual base salary will be

$700,000. The agreement also provides for an annual discretionary bonus. Mr. Duperreault is also eligible to participate in the Company's benefit plans. Pursuant to an Option and Restricted Share Agreement and Plan entered into in connection with Mr. Duperreault's employment agreement, Mr. Duperreault was awarded 100,000 restricted shares and options to purchase 300,000 Ordinary Shares at $22.625 per Ordinary Share. The restrictions with respect to 20,000 of the aforementioned restricted shares expired on 30 September 1996 and the restrictions with respect to 40,000 of the aforementioned restricted shares expired on 30 September 1997. The aforementioned restrictions with respect to the remaining 40,000 shares will lapse equally on each of 30 September 1998 and 1999. The aforementioned options with respect to 100,000 Ordinary Shares became exercisable on 30 September 1997 and the aforementioned options become exercisable with respect to 100,000 Ordinary Shares on each of 30 September 1998 and 1999 and expire on 30 September 2004. The restrictions with respect to the aforementioned restricted shares will lapse, and the aforementioned options will become immediately exercisable, in the event of Mr. Duperreault's death or disability, the termination of Mr. Duperreault's employment without cause or in the event of a "change in control" (as defined). In the event of termination of Mr. Duperreault's employment with the Company for any other reason, Mr. Duperreault will forfeit any options which were not exercisable on his termination date and any restricted shares for which the restricted period had not yet lapsed. Mr. Duperreault may exercise any of the options which were or which become exercisable on his termination date for a period of one year if his termination is by reason of his death or disability or by the Company without cause and for 30 days if such termination is by the Company for cause or voluntarily by Mr. Duperreault. The agreement also provides Mr. Duperreault with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement expires on 30 September 1998, and is subject to automatic annual one-year renewals thereafter unless notice of non-renewal is provided by the Company's Board of Directors. In addition, if, following a change in control, Mr. Duperreault's employment is terminated without cause, his salary and benefits will continue for 12 months and he will be entitled to any previously awarded but unpaid bonus and a bonus for any uncompleted fiscal year based upon the bonus for the last completed fiscal year and the number of days in the then current fiscal year in which he was employed. Pursuant to the agreement, Mr. Duperreault has agreed not to engage in any activity in Bermuda or the Cayman Islands for a period of 12 months following termination of his employment with the Company that would compete with any business being conducted by the Company or its subsidiaries, or which was actively being developed by the Company or its subsidiaries during the term of Mr. Duperreault's employment.

  A "change in control" under Mr. Duperreault's employment agreement is generally deemed to occur when (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company, (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

  The Company has entered into an agreement with Dominic J. Frederico, pursuant to which he is to serve as President, A.C.E. Insurance Company, Ltd. The agreement currently provides for a base salary of $320,000 per year, subject to increase, an annual discretionary bonus plus participation in the Company's benefit plans. Effective 1 January 1998, Mr. Frederico's annual base salary will be $375,000. Pursuant to his agreement, Mr. Frederico was awarded options to purchase 10,000 Ordinary Shares at $22.875 per Ordinary Share. The options become exercisable with respect to 5,000 Ordinary Shares on each of 9 January 1998 and 1999 and expire on 9 January 2005. The agreement also provides Mr. Frederico with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement expires on 1 January 1998, and is subject to automatic annual one-year renewals thereafter unless notice of non-renewal is provided by the Company. Upon termination without cause, Mr. Frederico's salary and benefits are agreed to continue for 24 months and any previously awarded but unpaid bonus is to be paid. Pursuant to the agreement, Mr. Frederico has agreed not to engage in any activity in the United States, Bermuda or the Cayman Islands for a period of 12 months following his termination of employment with the Company that would compete with the business of the Company.

  The Company has entered into an agreement with William J. Loschert which currently provides for a base salary of $330,000 per year, subject to increase, an annual discretionary bonus plus participation in the Company's benefit plans. Effective 1 January 1998, Mr. Loschert's annual base salary will be $375,000. The agreement also provides Mr. Loschert with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The term of Mr. Loschert's agreement is automatically extended with each extension of, and for the term of, Mr. Loschert's work permit, unless notice of non-renewal is provided by either party. Upon Mr. Loschert's resignation within six months after a "change in control" (as defined below), if he makes certain good faith determinations regarding changes in the nature of his duties, or upon termination without cause, Mr. Loschert's salary and benefits are agreed to continue for the balance of his term of employment and any previously awarded but unpaid bonus is to be paid. Pursuant to the agreement, Mr. Loschert has agreed not to engage in any activity in the United States, Bermuda or the Cayman Islands for a period of 24 months following his termination of employment with the Company that would compete with the business of the Company.

  The Company has entered into an agreement with Christopher Z. Marshall which currently provides for a base salary of $315,000 per year, subject to increase by the Company's Chief Executive Officer, an annual discretionary bonus plus participation in the Company's benefit plans. Effective 1 January 1998, Mr. Marshall's annual base salary will be $350,000. The agreement also provides Mr. Marshall with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement is for a three-year term, but provides for automatic one-year extensions after the first year of each three-year term, unless notice of non-renewal is provided by either party. Upon Mr. Marshall's resignation within six months after a "change in control" (as defined below), if he makes certain good faith determinations regarding changes in the nature of his duties, or upon termination without cause, Mr. Marshall's salary and benefits are agreed to continue for the balance of his term of employment and any previously awarded but unpaid bonus is to be paid. Pursuant to the agreement, Mr. Marshall has agreed not to engage in any activity in the United States, Bermuda or the Cayman Islands for a period of 24 months following his termination of employment with the Company that would compete with the business of the Company.

  As used in Messrs. Loschert's and Marshall's employment agreements, a "change in control" generally means a change in the beneficial ownership of the Company's voting stock, a change in the composition of the Company's Board of Directors or a sale of the Company's assets if (A) any person (or group or association, as defined in Section 13(d) of the Securities Exchange Act of 1934, of persons) (other than (1) a trustee or other fiduciary of securities held under an employee benefit plan of the Company, (2) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Company or (3) any person in which the officer has a substantial equity interest) acquires 50% or more of the combined voting power of the outstanding securities of the Company having a right to vote at the election of directors; (B) there is a sale of all or substantially all of the assets of the Company; or (C) there shall cease to be a majority of the Board of Directors of the Company whose members are either (1) previous members of the Board of Directors or (2) recommended for election by a vote of at least two-thirds of the members of the Board of Directors or a committee thereof.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-management directors. The Committee has responsibility for developing and implementing the Company's compensation policy for senior management, and for determining the compensation for the executive officers of the Company. The goal of the Committee is to achieve fair compensation for the individuals and to enhance shareholder value by continuing to closely align the financial rewards of management with those of the Company's shareholders.

  The Company's compensation program is structured to support the human resource requirements of its business. The Company seeks to attract and retain qualified executives who are creative, motivated and dedicated. With respect to its executive officers, the Company competes with specialty insurance and financial companies world-wide, although primarily with companies based in North America and, more recently, the United Kingdom. The Committee is very much aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and attempts to create and administer a compensation program to achieve that result with consistency throughout the Company.

  Each executive's total compensation is generally comprised of three components: base salary, annual incentive compensation awards and long-term incentive compensation awards. The mix of an officer's total compensation is generally based upon the seniority of the officer's position with more senior officers receiving a greater percentage of their total compensation in the form of incentive compensation.

  Salary and incentive compensation awards are reviewed annually for competitiveness and are determined in large part by reference to compensation ranges for comparable positions at comparable companies based in Bermuda and the United States. The Company takes the compensation of the upper quartile of its applicable peer group into account in establishing salary and annual incentive compensation. Actual salary and annual incentive compensation may be above or below such target based on individual and corporate performance during the prior fiscal year.

  Because the Company's business activities can result in significant earnings fluctuation from year to year, each executive's contribution to the advancement of long-term corporate goals is also considered. These factors include, among other things, underwriting and financial results, business production, development of management team and strategic steps such as development of new products and lines of business, geographical spread of business and acquisitions.

  Base Salary

  In determining the salary of each senior executive, the Committee is assisted by William M. Mercer, Incorporated, an independent consulting firm, which annually accumulates data from a number of comparable companies. The data is analyzed to establish salary ranges for comparable positions in companies of approximately equal size and complexity. The Company's Chief Executive Officer makes recommendations to the Committee with respect to the base salary of each senior executive other than himself. The Committee discusses these recommendations, and the relevant data, and then determines the senior executives' base salary. The Committee meets separately to determine the base salary of the Company's Chief Executive Officer.

  Annual Incentive Compensation

  At the conclusion of each fiscal year, the Committee reviews with the Company's Chief Executive Officer the performance of each senior executive against goals established at the beginning of the year. Based upon the overall performance of the Company and the contribution by the individuals in achieving that performance by attaining the originally established goals (taking into account any goals added or modified during the course of the year), the Company's Chief Executive Officer recommends to the Committee annual incentive compensation levels for each senior executive. The Committee considers his recommendations, and the relevant data, and then determines the annual incentive compensation for each senior executive.

  The Committee meets separately to evaluate the performance of the Chief Executive Officer and determine his annual incentive award.

  Long-Term Incentive Compensation

  At the Annual General Meeting held in February 1996, shareholders adopted the ACE Limited 1995 Long-Term Incentive Plan (the "1995 Plan"). In furtherance of the objectives of the 1995 Plan, the Committee has established a set of goals, including:

    (i) increasing officer ownership of the Company's outstanding shares to approximately 2.5% of outstanding shares over a five to seven year period;

    (ii) awarding long-term incentive awards at more competitive levels annually; and

    (iii) providing capital accumulation opportunities that foster attraction and retention of key management employees by linking their interests with shareholder interests.

  With respect to guidelines for administering the 1995 Plan, the Committee makes long-term compensation awards based on individual and Company performance, and on the practices of a group of comparable companies. While the 1995 Plan provides for a range of types of awards, the Committee anticipates that over the next few years, awards generally will be in the form of stock options and/or restricted stock. The Committee believes that awards of stock options, which reward Company stock price appreciation over the long-term, are particularly appropriate in light of the nature of the Company's business and long-term business plans.

  Chief Executive Officer's Fiscal 1997 Compensation

  As set forth in the Summary Compensation Table above, Mr. Duperreault's total annual compensation for the year ended 30 September 1997 was $1,952,951. Such annual compensation consisted of base salary of $531,258 pursuant to Mr. Duperreault's employment agreement described elsewhere herein, see "--Employment Agreements," an annual discretionary bonus of $1,200,000 and $221,693 in other annual compensation. In determining Mr. Duperreault's annual bonus and long-term incentive compensation awards and adjustments to his base salary, the Committee considered the Company's exceptional financial and operating performance during the year ended 30 September 1997, as well as the completion of certain strategic initiatives. The Committee also considered the compensation levels and components of the chief executive officers of a Mercer recommended peer group.

  The Company is not a U.S. taxpayer, and therefore Section 162(m) of the U.S. Internal Revenue Code (which restricts the deductibility of certain compensation under U.S. tax rules) is inapplicable to the Company's compensation payments.

  The foregoing report has been approved by all members of the Committee.

                             Bruce L. Crockett (Chairman)
                             Jeffrey W. Greenberg
                             Robert M. Hernandez
                             Thomas J. Neff
                             Sidney F. Wentz

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return on the Company's Ordinary Shares from 25 March 1993 (the date on which the Company's Ordinary Shares were first traded on the NYSE) through 30 September 1997 as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property-Casualty Insurance Index. The chart depicts the value on each of 30 September 1993, 1994, 1995, 1996 and 1997 of a $100
investment made on 25 March 1993, with all dividends reinvested.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG ACE LIMITED, S&P 500 INDEX AND PEER GROUP

Measurement Period                    S&P           S&P PROPERTY-CASUALTY
(Fiscal Year Covered)   Ace Limited   500 INDEX     INSURANCE INDEX
---------------------   -----------   ---------     ---------------------
Measurement Pt-
03/23/93                $100          $100          $100
FYE 09/30/93            $117          $103          $100
FYE 09/30/94            $ 86          $139          $119
FYE 09/30/95            $126          $139          $119
FYE 09/30/96            $197          $167          $134
FYE 09/30/97            $353          $235          $207


                              STOCK SPLIT PROPOSAL
                             (Item B on Proxy Card)

  By resolutions adopted on 13 November 1997, the Board of Directors adopted a resolution declaring it advisable to amend Article Six of the Company's Memorandum of Association (the "Memorandum") to decrease the authorized share capital of the Company to U.S.$22,500,000, divided into 300,000,000 Ordinary Shares, par value of U.S.$0.04166667 per share, and 10,000,000 other Shares, par value of U.S.$1.00 per share ("Other Shares") and to effect a 3-for-1 split of the Company's Ordinary Shares. The Special Resolution of Members approving the foregoing, and which contains the proposed revised Article Six of the Memorandum and Article 4(a) of the Company's Articles is set forth as Exhibit A to this Proxy Statement. The Board of Directors directed that the amendment be submitted for consideration by the shareholders at the Annual General Meeting.

  The Company's Memorandum currently authorizes the issuance of up to 3,334,697 Callable Preferred Shares, 100,000,000 Ordinary Shares and 10,000,000 Other Shares. As of 13 December 1997, there were 54,519,540 Ordinary Shares outstanding and no Callable Preferred Shares or Other Shares outstanding.

  The Company's Board of Directors believes that the proposed 3-for-1 split of the issued Ordinary Shares will result in a market price that should be more attractive to a broader spectrum of investors and therefore should benefit both the Company and its shareholders. The additional Ordinary Shares resulting from the split will not reduce the shareholders' proportionate interests in the Ordinary Shares. In addition, as a result of the stock split, the number of Ordinary Shares issuable under the Company's benefit and compensation plans referred to above will be adjusted accordingly. The increase in authorized Ordinary Shares will not affect the present ratio of authorized but unissued Ordinary Shares to issued Ordinary Shares, thus maintaining the same relative degree of flexibility for the Company in meeting future stock needs.

  The Callable Preferred Shares were originally issued prior to the Company's initial public offering (the "IPO") in March 1993 and were redeemed in connection with the IPO. The Company's Board of Directors does not currently intend to issue any Callable Preferred Shares and therefor has decided to remove the Callable Preferred Shares from the Company's authorized share capitalization. The Company's Board of Directors believes that it has the flexibility to issue Other Shares with substantially identical terms and conditions as the Callable Preferred Shares if the Company's Board of Directors deems it advisable in the future to do so.

  As is currently the case, the authorized Ordinary Shares in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by applicable laws or regulations, including stock exchange rules. These purposes may include additional stock dividends, stock splits, employee benefit programs, corporate acquisitions or other corporate purposes. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company and its shareholders. Because the holders of the Company's Ordinary Shares do not have preemptive rights, the issuance of Ordinary Shares (other than on a pro-rata basis to all current shareholders) would reduce the current shareholders' proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of Ordinary Shares will be subject to the rights of holders of outstanding Other Shares the Company may issue in the future.

  If the proposed Amendment is approved by the shareholders, the Company's Board of Directors will set and publicly announce a record date for determining shareholders entitled to the stock split and the effective date of the stock split. If the proposed Amendment is approved by the shareholders, the Company will apply to the New York Stock Exchange and Bermuda Stock Exchange for the listing of the additional Ordinary Shares that would be issued as a result of the split. Provided the listing application is approved by these stock exchanges, the stock split would be accomplished by mailing to each shareholder of record as of the close of business on the stock split record date a certificate representing two additional Ordinary Shares for each Ordinary Share held by the shareholder on that date.

  EXISTING CERTIFICATES WILL CONTINUE TO REPRESENT THE NUMBER OF ORDINARY SHARES EVIDENCED THEREBY. EXISTING CERTIFICATES WILL NOT BE EXCHANGED FOR NEW CERTIFICATES AND CERTIFICATES SHOULD NOT BE RETURNED TO THE COMPANY OR ITS TRANSFER AGENT UNTIL THE SHARES REPRESENTED BY THE CERTIFICATES ARE TRANSFERRED.

  Under United States federal income tax laws, the receipt of additional Ordinary Shares from the stock split will not constitute taxable income to the shareholders; the cost or other tax basis to a shareholder of each share held immediately prior to the split will be divided equally between the corresponding three shares held immediately after the split; and the holding period for each of the three shares will include the period for which the corresponding share was held before the stock split record date. The laws of jurisdictions other than the United States may impose income taxes on the receipt by a shareholder of additional Ordinary Shares resulting from the split; shareholders subject to such laws are urged to consult their tax advisors.

  Assuming transactions of an equivalent dollar amount, brokerage commissions on purchases and sales of the Ordinary Shares after the split and transfer taxes, if any, may be somewhat higher than the split, depending on the specific number of shares involved.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK SPLIT PROPOSAL. Proxies will be so voted unless shareholders specify otherwise in their proxies. The affirmative vote of holders of two-thirds of the outstanding Ordinary Shares is required for approval of this proposal. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as votes against the Stock Split Proposal.

                              RECORD DATE PROPOSAL
                           (Item C on the Proxy Card)

  Article 33 of the Company's Articles currently provides that in lieu of or apart from closing the share register, the Company's Board of Directors may fix in advance a date as the record date for determining shareholders entitled to notice of or to vote at a shareholders meeting and for determining the shareholders entitled to receive payment of any dividend. Article 33 also purports to limit the Board of Directors' ability to set a record date for determining the shareholders entitled to receive payment of any dividend more than 90 days prior to the date of payment.

  The Company's Board of Directors believes that the purported 90-day limitation is unclear and in any event unduly limits its flexibility to declare dividends and has proposed to remove this limitation. The Company's Board of Directors has generally set record dates for determining the shareholders entitled to receive payment of any dividend and has no current intention to change this practice but, if the Record Date Proposal is approved, reserves the right to set the record date for determining the shareholders entitled to receive payment of any dividend more than 90 days prior to the payment date.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RECORD DATE PROPOSAL. Proxies will be so voted unless shareholders specify otherwise in their proxies. The affirmative vote of holders of two-thirds of the outstanding Ordinary Shares is required for approval of this proposal. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as votes against the proposal. If the Record Date Proposal is approved by the shareholders, it will become effective upon the filing of the Special Resolution of Members with the Registrar of Companies of the Cayman Islands, which will occur as soon as reasonably practicable after approval.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                             (Item D on Proxy Card)

  The appointment of independent accountants is approved annually by the Board of Directors and ratified by the Company's shareholders. The decision of the Board of Directors is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Board of Directors has authorized the engagement of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ended 30 September 1998. The Company has had a working association with Coopers & Lybrand L.L.P. since 1985; Coopers & Lybrand L.L.P. has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

  Representatives of Coopers & Lybrand L.L.P. will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda. Under the rules of the Securities and Exchange Commission, proposals must be received no later than 26 August 1998 to be eligible for inclusion in the 1999 Annual General Meeting proxy statement.

                            SOLICITATION OF PROXIES

  The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or facsimile. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Corporate Investor Communications, Inc. has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $4,000, plus out-of-pocket expenses.

                                 OTHER MATTERS

  The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Brian Duperreault,
                                          Chairman, President and Chief
                                           Executive Officer

                                                                      EXHIBIT A

                   ACE LIMITED SPECIAL RESOLUTION NO.

           Amendment of the Memorandum of Association and Amendment of the Amended and Restated Articles of Association

  RESOLVED, that

1.1 Article Six of the Company's Memorandum of Association shall be amended, as set forth below, to effect a three-for-one split of the Company's Ordinary Shares and to eliminate the Company's Callable Preferred Shares:

      6. The share capital of the Company is U.S. $22,500,000, divided into 300,000,000 Ordinary Shares, par value of U.S. $0.041666667 per share, and 10,000,000 other Shares, par value of U.S. $1.00 per share, which may be issued in series, all of such shares with power for the Company insofar as is permitted by law, to redeem, call or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Cap. 22) and the Articles of Association and to issue any part of its capital, whether original, redeemed, called or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinabove contained.

1.2 At 11:59 p.m. (New York City time) on the date the aforementioned Amendment is filed with the Registrar of Companies of the Cayman Islands (the "Effective Time"), such Amendment shall become effective and each Ordinary Share, par value $0.125 per share, of the Company issued and outstanding immediately prior to the Effective Time will automatically be split into three Ordinary Shares, par value $0.041666667 per share.

1.3 The first paragraph of Article 4(a) of the Company's Amended and Restated Articles of Association (the "Articles") shall be amended as set forth below:

      (a) The authorised share capital shall be represented by Ordinary Shares with respective rights as set forth in Part I below, and other classes or series of Shares with respective rights to be determined upon the creation thereof by action of the Directors from time to time as set forth in Part II below.

1.4 Article 4(a) of the Articles shall be amended by deleting in its entirety "Part I--Callable Preferred Shares" and by renumbering "Part II--Ordinary Shares" as "Part I--Ordinary Shares" and "Part III--Other Classes or Series of Shares" as "Part II--Other Classes or Series of Shares."

1.5 The officers of the Company are authorized and directed to do or cause to be done any and all such acts and things and execute and deliver any and all such documents and papers as they may deem necessary or appropriate to carry out the purposes of the foregoing resolutions.

                                                                      EXHIBIT B

                   ACE LIMITED SPECIAL RESOLUTION NO.

           Amendment of Amended and Restated Articles of Association

  RESOLVED, that

1.1 Article 33 of the Company's Amended and Restated Articles of Association shall be amended as set forth below:

      33. In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend.

1.2 The officers of the Company are authorized and directed to do or cause to be done any and all such acts and things and execute and deliver any and all such documents and papers as they may deem necessary or appropriate to carry out the purposes of the foregoing resolutions.

                                  ACE LIMITED
                                The ACE Building
                              30 Woodburne Avenue
                             Hamilton HM 08 Bermuda

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian Duperreault, Christopher Z. Marshall, Peter Mear and Keith P. White as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held on 6 February 1998 or any adjournment thereof.

                             (Continued on Reverse)

ACE LIMITED
P.O. BOX 11138
NEW YORK, N.Y. 10203-0138

A.  Election of Directors

For Election to Term Expiring in 2000: Thomas J. Neff

For Election to Term Expiring in 2001: Brian Duperreault, Robert M. Hernandez, Peter Menikoff, Glen M. Renfrew, Dermot F. Smurfit and Robert Ripp


    For _____   Withheld _____   Exceptions*  _____


    *Exceptions __________________________


To vote your shares for all Director nominees, mark the "For" box on Item A. To withhold voting for all nominees, mark the "withheld" box. If you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.

B. Proposal to Amend the Company's Memorandum of Association and Amended and Restated Articles of Association to increase the Company's authorized share capital and thereby effect a three-for-one stock split of the Company's Ordinary Shares.

    For _____   Against _____   Abstain _____

C. Proposal to Amend the Company's Amended and Restated Articles of Association to clarify the setting of record dates in respect of shareholder meetings and payments of dividends.

    For _____   Against _____   Abstain _____

D. Proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending 30 September 1998.

    For _____    Against _____   Abstain _____


In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

If you have either an Address Change or Comments on the other side of the card, mark here.


Address Change and/or Comments Mark Here _______


When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED _______________, 199__


SIGNED _________________________


This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted for the nominees listed above and for the ratification of accountants.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Votes must be indicated (x) in Black or Blue ink.   -

Sign, Date and Return Proxy Card Promptly Using the Enclosed Envelope.